Exhibit 23.3

GENWORTH LIFE AND ANNUITY INSURANCE COMPANY

Life Harbor Consent

February 28, 2008

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Genworth Life and Annuity Insurance Company:

We consent to the incorporation by reference of our reports dated February 28, 2008, with respect to the consolidated balance sheets of Genworth Life and Annuity Insurance Company and subsidiaries as of December 31, 2007 and 2006, and the related consolidated statements of income, changes in stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2007, and all related financial statement schedules, and the effectiveness of internal control over financial reporting as of December 31, 2007, and the reference to our firm under the heading “Experts” in the Registration Statement

/s/ KPMG LLP

Richmond, Virginia

February 28, 2008